China Shen Zhou Mining & Resources, Inc. Announces Fourth Quarter
and Full Year 2008 Financial Results

(All figures are in U.S. dollars)

BEIJING, April 15, 2009 -- China Shen Zhou Mining & Resources, Inc. (NYSE Amex: SHZ) (“China Shen Zhou,” or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Financial Results

Net revenues for the three months ended December 31, 2008 were $2.29 million, representing a $0.004 million or 0.17% increase as compared to the same period of 2007. The increase in net revenues is mainly attributable to Xingzhen Mining, which started operation in the second quarter of 2008, and generated some revenues in the fourth quarter of 2008.

For the fourth quarter gross profit was $0.67 million which increased from a gross loss of $0.33 million for the same period of 2007.

For the fourth quarter general and administrative expenses decreased by approximately $0.54 million to $2.31 million in 2008 as compared to $2.85 million in 2007,which was mainly attributable to the significant decrease in the fees for professional services and employees’ salaries.

Net loss for the fourth quarter was $4.69 million, a difference of $1.82 million compared to net loss of $2.87 million for the same period of 2007. Basic loss per share fully diluted were $0.21 and $0.13 for the three months ended December 31, 2008 and 2007, respectively.

Full Year 2008 Financial Results

Net revenues for the full year ended December 31, 2008 were $7.14 million, representing a $7.21 million or 50.27% decrease as compared to the same period of 2007. The decrease in net revenues is mainly attributable to Qianzhen Mining, whose zinc processing operations were materially impacted by a shortage of ore supplies and sharp decrease of the price of metals, which resulted in a reduction of revenue of 82.36% or approximately $5.83 million as compared to 2007. Net revenue from Xiangzhen Mining’s fluorite products decreased 43.92% to $3.70 million as compared to $6.61 million in 2007 due to the fact the trial operation of the newly completed fluorite processing plant was unsatisfactory.

Gross profit for the full year ended December 31, 2008 was $1.31, million which decreased by approximately 79.91% from $6.51 million for the same period of 2007. Gross profit margin dropped significantly from 45.34% for the twelve months ended December 31, 2007 to 18.31% for the same period of 2008. The fixed amortization of mining assets and rights over the terms of the extraction license (three years or six years) that is included in the costs of sales caused the movement of the costs of sales to be disproportionate to actual production and sales, resulting in a lower gross profit margin. Low zinc prices also created downside pressure on the gross profit margin of the nonferrous segment.

For the full year ended December 31, 2008, general and administrative expenses increased by approximately $2.6 million to $9.3 million as compared to $6.7 million for the same period in 2007. The significant increase in general and administrative expenses was primarily due to (i) trial operating expenses of $1.70 million for Xiangzhen and (ii) increased administrative expense of $0.90 million for the newly acquired Tun-Lin in Kyrgyzstan.

Net loss for the full year 2008 was $12.15 million, a difference of $9.50 million compared to net loss of $2.65 million for the same period in 2007. Basic loss per share fully diluted were $0.55 and $0.12 for the full year ended December 31, 2008 and 2007, respectively.

Cash and cash equivalents were $0.21 million as of December 31, 2008, a decrease of $2.74 million as compared to the balance at December 31, 2007 of $2.95 million.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Investor Relations
China Shen Zhou Mining & Resources, Inc.
Tel:   +86-10-6887-2811
Email: investor@chinaszky.com
Web:  http://www.chinaszmg.com

In the U.S.:
David Elias
Investor Relations
DME Capital LLC
Tel:   +1-516-967-0205
Email: dave@dmecapital.com

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31,	December 31,
	2008	2007
	Audited	Audited
ASSETS

Current assets:
Cash and cash equivalents	$205	$2,949
Accounts receivable, net	561	2,481
Other deposits and prepayments, net	1,167	1,254
Inventories	2,958	1,639
Total current assets	4,891	8,323

Prepayment for office rent	505	-
Available for sale investment	146	137
Property, machinery and mining assets, net	47,716	47,094
Deferred debt issuance costs	1,755	2,170
Deferred income tax assets	-	507
Goodwill	-	1,070
Total assets	$55,013	$59,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,471	$718
Fair value of detachable warrants liability	33	1,100
Short term bank loans	1,756	1,314
Other payables and accruals	4,794	3,469
Taxes payable	411	257
Due to related parties	2,666	2,062
Total current liabilities	13,131	8,920

Convertible notes payable, net	24,251	21,186
Deferred tax liabilities	-	1,201
Total liabilities	37,382	31,307

Minority interests	22	144

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
(Amounts in thousands, except share data)

	December 31,	December 31,
	2008	2007
	Audited	Audited

Commitment and contingencies

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 par value:
Authorized – 50,000,000 shares (72006: 50,000,000 shares)
Issued and outstanding 22,214,514shares	22	22
72214514(2006: 21,297, shares)
Additional paid-in capital	25,251	25,251
PRC statutory reserves	1,672	1,672
Accumulated other comprehensive income	4,020	2,112
Accumulated deficit	(13,356)	(1,207)
Total stockholders’ equity	17,609	27,850
Total liabilities and stockholders’ equity	$55,013	$59,301

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	Years Ended December 31，
	2008	2007
	Audited	Audited

Net revenue	$7,137	14,351
Cost of sales	(5,830)	(7,844)
Gross profit	1,307	6,507
Operating expenses:
Selling and distribution expenses	(146)	(223)
General and administrative expenses	(9,252)	(6,741)
Income (loss) from operations	(8,091)	(457)
Impairment of goodwill	(1,127)
Other income (expense):
Interest expense	(2,744)	(3,962)
Other, net	227	397
Income (loss) from continuing operations before income taxes and minority interests	(11,735)	(4,022)
Income tax (expenses) benefits	(544)	(45)
Income (loss) from continuing operations before minority interests	(12,279)	(4,067)
Minority interests	130	114
Income (loss) from continuing operations	(12,149)	(3,953)
Discontinued operation (Note 4)
Loss from operations of discontinued component, net of taxes	-	(197)
Gain on disposal of discontinued subsidiary, net of taxes	-	1,504
Income(loss) from discontinued operations	-	1,307
Net loss	(12,149)	(2,646)
Other comprehensive income:
Foreign currency translation adjustments	1,908	1,512
Comprehensive loss	$(10,241)	(1,134)

Income (loss) per common share – basic and diluted
From continuing operations	(0.55)	(0.18)
From discontinued operations	-	0.06
Net income (loss)	$(0.55)	(0.12)
Weighted average common shares outstanding
Basic and Diluted	22,215	21,959

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years Ended
	December 31,
	2008	2007
	Audited	Audited
Cash flows from operating activities:
(Loss)income from continuing operations	$(12,149)	$(3,953)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	-	-
Provision for doubtful accounts	(2)	39
Provision for deferred tax asset	685	-
Impairment provision for fixed assets	-	60
Impairment of goodwill	1,127	-
Depreciation and amortization	4,367	2,415
Loss from investments	-	86
Deferred income tax benefits	(178)	(43)
Fair value adjustment of warrants	(1,067)	70
(Gain）/ Loss on disposal of fixed assets	-	109
Accrual of coupon interests and accreted principal	1,489	1,417
Amortization of deferred financing costs	1,576	496
Amortization of debt issuance costs	415	348
Minority interests	(122)	(100)
Changes in operating assets and liabilities:	-	-
(Increase) decrease in -	-	-
Accounts receivable	1,922	(1,575)
Deposits and prepayments	87	2,930
Inventories	(1,319)	(354)
Due from related companies	-	71
Increase (decrease) in -	-	-
Accounts payable	990	95
Other payables and accruals	1,325	1,007
Taxes payable	154	(328)
Due to related parties	604	805
Net cash provided by operating activities from continuing operations	(96)	3,595
Net cash (used in) operating activities from discontinued operations	-	(45)
Net cash provided by operating activities	(96)	3,550

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years Ended December 31,
	2008	2007
	Audited	Audited
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(3,095)	(19,632)
Prepayment for office rent	(505)	-
Decrease in investment deposits	-	888
Acquisition of subsidiaries, net of cash and cash equivalents acquired	-	(403)
Decrease in available-for-sale securities – margin deposit	-	326
Net cash used in investing activities of continuing operations	(3,600)	(18,821)
Net cash provided by disposal of discontinued operations	-	2,759
Purchases of property, machinery and mining assets of discontinued operations	-	(544)
Net cash used in investing activities	(3,600)	(16,606)

Cash flows from financing activities:
Issuance costs of convertible note	-	(2,156)
Proceeds from short-term borrowings	442
Repayments of short-term borrowings	-	(1,354)
Net cash provided by (used in) financing activities	442	(3,510)

Foreign currency translation adjustment	510	615

Net decrease in cash and cash equivalents	(2,744)	(15,951)

Cash and cash equivalents at the beginning of the period	2,949	18,900
Cash and cash equivalents at the end of the period	$205	2,949

Non-cash investing and financing activities
Issuance of shares for acquisition	-	3,670
Additional capital caused by the reduction of conversion price from $3.2 to $2.25	-	7,716

Supplemental disclosures of cash flow information
Cash paid for interest expenses	$298	1,631
Cash paid for income tax	$1	45